Exhibit 21

Life-Exchange, Inc.

Subsidiary List

•	LFX Insurance Services, LLC

•	LFX Brokerage, LLC

•	LFX Acquisitions, LLC

•	LFX Capital Markets, LLC

•	LFX Trading, LLC